To the Shareholders and Board of

Trustees of Ancora Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the Ancora Trust comprising the Ancora Income Fund, Ancora Equity Fund, Ancora Special Opportunity Fund and Ancora Bancshares (the “Funds”) as of December 31, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds’ internal control over financial reporting, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Funds’ internal control over financial reporting as of December 31, 2005.

The management of the Funds is responsible for establishing and maintaining internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. The Funds’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Funds’ assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the Funds’ annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds’ internal control over financial reporting including control activities for safeguarding securities would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). We noted the following matters involving the control procedures and their operation that we consider to be material weaknesses as defined above.  These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Ancora Trust for the year ended December 31, 2005, and this report does not affect our report thereon dated February 17, 2006.

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Control procedures were not in place to ensure that cash was properly reconciled.

Management’s Response

During 2005, Ancora Trust switched the outside service provider that handled the day-to-day operations of the funds to Mutual Shareholder Services (MSS).  The fund accounting functions and transfer agent functions are now being handled by an organization with vast expertise in the handling of mutual fund processing.  To facilitate the requirements of the Ancora Funds, MSS began utilizing a new software program.  Due to the transition of the Ancora Funds into MSS simultaneous with the use of a new software package MSS monthly bank account reconciliations were not fully completed in a timely manner.  At year end, MSS was able to fully reconcile the bank accounts without any significant adjustments to net asset values.  MSS has since also amended its operational procedures to implement enhanced practices to ensure the completion of timely reconciliations.  MSS has tested these new procedures with timely and successfully results.  It would appear that the noted conditions have been completely resolved and were mainly attributed to the conditions associated with a fund conversion and software implementation all occurring at the same time.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

February 17, 2006